Exhibit 99.1    Press Release dated April 21, 2016

Citizens First Corporation Announces First Quarter 2016 Results

NEWS For Immediate Release
Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

•	Increase in earnings per share of 24.1% compared to first quarter 2015
•	Increase in net income of 15.7% compared to first quarter 2015
•	Net interest margin of 3.94%, up from 3.82% in first quarter of 2015
•	Non-performing assets down 53% from the first quarter of 2015

BOWLING GREEN, KY, April 21, 2016 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the quarter ending March 31, 2016, which include the following:

For the quarter ended March 31, 2016, the Company reported net income of $905,000, or $0.36 per diluted common share.  This represents an increase of $123,000, or $0.07 per diluted common share, from $782,000, or $0.29 per diluted common share, for the quarter ended March 31, 2015.

“Our first quarter performance continued the trend of improved year-over-year profitability.  EPS, margin, and key credit metrics all showed marked improvement from 2015,” said Todd Kanipe, President and CEO of Citizens First.  “Successful execution of our targeted growth strategy has increased the tangible book value of this company and will enable us to continue building capital.”

Income Statement

Net interest income increased $201,000, or 5.5%, as the volume of earning assets increased from the prior year.  The Company’s net interest margin was 3.94% for the quarter ended March 31, 2016, and 3.82% for the quarter ended March 31, 2015, an increase of 12 basis points from the prior year.  The Company’s net interest margin increased due to an increase in the tax-adjusted yield on average earning assets of 7 basis points coupled with a decline in the cost of average interest-bearing liabilities of 4 basis points.

Non-interest income increased $85,000, or 12.3%, primarily due to gain on the sale of securities and an increase in gain on sale of mortgage loans, offset by a decline in lease income.

Non-interest expense increased $167,000, or 5.2%, primarily due to an increase in personnel expenses, which were a combination of normal salary adjustments and an increase of three full time equivalent employees in the credit division from the prior year.

Credit Quality

Non-performing assets totaled $690,000, or 0.16% of total assets, at March 31, 2016 compared to $1.5 million, or 0.34% of total assets at March 31, 2015, a decrease of $790,000, or 53%.

The allowance for loan losses at March 31, 2016 was $5.0 million, or 1.53% of total loans, compared to $4.9 million, or 1.49% of total loans as of December 31, 2015.  No provision for loan losses was recorded for the first quarter of 2016, and there were net charge-off (recoveries) of $(128,000) for the first quarter of 2016.   We consider the size, volume and credit quality of the loan portfolio as well as recent economic and other external influences to record the allowance for loan losses and provision for loan losses that is directionally consistent with our loan portfolio.

Balance Sheet

Total assets at March 31, 2016 were $434.7 million compared to $432.2 million at December 31, 2015.  Total assets increased $2.5 million, or 0.6%, from December 31, 2015 to March 31, 2016 due to growth in cash and due from accounts and available for sale securities.  Loans decreased $507,000 during the first quarter of 2016 due to an unplanned payoff and normal reductions in customer lines of credit.   Deposits decreased $7.2 million during the first quarter of 2016 due to a decline in time deposit balances, which were replaced with lower cost FHLB borrowings.

Average assets year-to-date increased 0.7%, or $3.0 million to $433.1 million at March 31, 2016 compared to $430.2 million as of December 31, 2015.  Average loans increased 1.2% to $333.0 million at March 31, 2016 compared to $329.1 million at December 31, 2015. Average deposits increased 0.5% to $367.4 million at March 31, 2016 compared to $365.4 million at December 31, 2015.

Stockholders’ equity increased to $40.4 million at March 31, 2016 from $39.5 million at December 31, 2015, an increase of $914,000.  Almost $400,000 in new common equity was created as approximately 5% of the 6.5% cumulative preferred stock converted to common shares.  The tangible common equity ratio increased to 6.70% as of March 31, 2016 compared to 6.43% at December 31, 2015.  The tangible book value per common share improved from $13.97 at December 31, 2015, to $14.43 at March 31, 2016.

Dividend to be paid May 18

On April 21, 2016, the Board of Directors declared a cash dividend of $.08 per common share payable May 18, 2016 to shareholders of record as of April 29, 2016.  A previous dividend of $.08 per common share was paid in November, 2015.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky, and a loan production office in Williamson County, Tennessee.  Additional information concerning our products and services is available at www.citizensfirstbank.com.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and the retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios
Consolidated Statement of Income:
	Three Months Ended
	March 31	Dec 31	Sept 30	June 30	March 31
	2016	2015	2015	2015	2015
Interest income	$4,476	$4,494	$4,415	$4,469	$4,306
Interest expense	613	623	662	678	644
Net interest income	3,863	3,871	3,753	3,791	3,662

Provision (credit) for loan losses	-	(65)	-	120	80

Non-interest income:
Service charges on deposits	325	360	386	358	317
Other service charges and fees	164	260	187	176	135
Gain on sale of mortgage loans	77	63	60	79	31
Non-deposit brokerage fees	72	82	103	87	92
Lease income	45	43	59	70	73
BOLI income	44	45	45	46	45
Securities gains	51	68	-	10	-
Total	778	921	840	826	693

Non-interest expenses:
Personnel expense	1,784	1,648	1,650	1,589	1,648
Net occupancy expense	483	464	495	493	528
Advertising and public relations	61	80	75	123	52
Professional fees	180	176	183	187	164
Data processing services	256	262	262	238	239
Franchise shares and deposit tax	132	96	146	145	146
FDIC insurance	59	61	61	63	59
Other real estate owned expenses	1	52	6	29	7
Loss on branch disposal	-	-	262	-	-
Other	414	380	390	379	360
Total	3,370	3,219	3,530	3,246	3,203

Income before income taxes	1,271	1,638	1,063	1,251	1,072
Provision for income taxes	366	487	288	352	290
Net income	905	1,151	775	899	782

Dividends on preferred stock	124	131	131	130	128
Net income available for common shareholders	$781	$1,020	$644	$769	$654
Basic earnings per common share	$0.39	$0.52	$0.33	$0.39	$0.33
Diluted earnings per common share	$0.36	$0.45	$0.31	$0.35	$0.29

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	March 31,	December 31,	December 31,
	2016	2015	2014
Cash and due from financial institutions	$11,430	$8,865	$7,962
Federal funds sold	5,305	6,390	3,360
Interest-bearing deposits in other financial institutions	2,728	2,728	-
Available for sale securities	61,671	60,200	58,986
Loans held for sale	373	-	-
Loans	330,275	330,782	318,477
Allowance for loan losses	(5,044)	(4,916)	(4,885)
Premises and equipment, net	9,892	9,998	10,758
Bank owned life insurance (BOLI)	8,218	8,174	7,993
Federal Home Loan Bank Stock, at cost	2,025	2,025	2,025
Accrued interest receivable	1,463	1,680	1,527
Deferred income taxes	1,265	1,328	1,479
Intangible assets	4,344	4,362	4,433
Other real estate owned	100	100	198
Other assets	677	465	501
Total Assets	$434,722	$432,181	$412,814

Deposits:
Noninterest bearing	$50,365	$48,522	$41,975
Savings, NOW and money market	172,340	168,335	148,935
Time	140,475	153,531	150,874
Total deposits	$363,180	$370,388	$341,784
FHLB advances and other borrowings	24,000	15,000	25,500
Subordinated debentures	5,000	5,000	5,000
Accrued interest payable	220	213	231
Other liabilities	1,884	2,056	1,851
Total Liabilities	394,284	392,657	374,366
6.5% Cumulative preferred stock	7,261	7,659	7,659
Common stock	25,815	25,406	27,072
Retained earnings	7,085	6,304	3,373
Accumulated other comprehensive income	277	155	344
Total Stockholders’ Equity	40,438	39,524	38,448
Total Liabilities and Stockholders’ Equity	$434,722	$432,181	$412,814

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Key Operating Statistics:

Three Months Ended

	March 31	December 31	September 30	June 30	March 31
	2016	2015	2015	2015	2015
Average:
Assets	$433,143	$430,174	$428,331	$434,003	$428,210
Earning assets	402,638	399,055	396,906	403,814	397,920
Loans	333,000	329,131	319,053	319,758	321,028
Interest-bearing deposits	320,363	316,979	321,643	327,010	316,558
Deposits	367,397	365,401	366,627	370,820	360,240
Borrowed funds	23,394	23,179	20,696	23,022	26,967
Equity	40,156	39,181	38,516	38,180	39,029
Common equity	32,831	31,522	30,857	30,521	31,370

Return on average assets	0.84%	1.06%	0.72%	0.83%	0.74%
Return on average equity	9.06%	11.66%	7.97%	9.44%	8.13%

Efficiency ratio	72.15%	66.91%	75.43%	69.14%	72.06%
Non-interest income to average assets	0.72%	0.85%	0.78%	0.76%	0.66%
Non-interest expenses to average assets	3.13%	2.97%	3.27%	3.00%	3.03%
Net overhead to average assets	2.41%	2.12%	2.49%	2.24%	2.38%
Yield on loans	4.96%	4.97%	5.04%	5.15%	4.99%
Yield on investment securities (TE)	2.77%	2.84%	2.79%	2.85%	2.88%
Yield on average earning assets (TE)	4.55%	4.55%	4.50%	4.53%	4.48%
Cost of average interest bearing liabilities	0.72%	0.73%	0.77%	0.78%	0.76%
Net interest margin (TE)	3.94%	3.94%	3.84%	3.85%	3.82%
Number of FTE employees	98	98	98	99	95

Asset Quality Indicators:
Non-performing loans to total loans	0.18%	0.16%	0.25%	0.33%	0.38%
Non-performing assets to total assets	0.16%	0.15%	0.24%	0.29%	0.34%
Allowance for loan losses to total loans	1.53%	1.49%	1.53%	1.59%	1.55%
YTD net charge-offs (recoveries) to average loans, annualized	(0.15%)	0.03%	0.03%	0.06%	0.02%
YTD net charge-offs (recoveries)	(128)	104	64	102	18

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	March 31, 2016	December 31, 2015	December 31, 2014
Consolidated Capital Ratios:
Tangible equity ratio (1)	8.39%	8.22%	8.33%
Tangible common equity ratio (1)	6.70%	6.43%	6.45%
Book value per common share	$16.61	$16.18	$15.64
Tangible book value per common share (1)	$14.43	$13.97	$13.39
End of period common share closing price	$13.80	$13.74	$11.90
_____________
(1)
The tangible equity ratio, tangible common equity ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	March 31, 2016	December 31, 2015	December 31, 2014

Total shareholders’ equity (a)	$40,438	$39,524	$38,448
Less:
Preferred stock	(7,261)	(7,659)	(7,659)
Common equity (b)	33,177	31,865	30,789
Goodwill	(4,097)	(4,097)	(4,097)
Intangible assets	(247)	(265)	(336)
Tangible common equity (c)	28,833	27,503	26,356
Add:
Preferred stock	7,261	7,659	7,659
Tangible equity (d)	$36,094	$35,162	$34,015

Total assets (e)	$434,722	$432,181	$412,814
Less:
Goodwill	(4,097)	(4,097)	(4,097)
Intangible assets	(247)	(265)	(336)
Tangible assets (f)	$430,378	$427,819	$408,381
Shares outstanding (in thousands) (g)	1,998	1,969	1,969

Book value per common share (b/g)	$16.61	$16.18	$15.64
Tangible book value per common share (c/g)	$14.43	$13.97	$13.39

Total shareholders’ equity to total assets ratio (a/e)	9.30%	9.15%	9.31%
Tangible equity ratio (d/f)	8.39%	8.22%	8.33%
Tangible common equity ratio (c/f)	6.70%	6.43%	6.45%